Exhibit 99.1

B&G Foods Reports Financial Results for Fourth Quarter

and Full-Year 2013

Parsippany, N.J., February 12, 2014—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full-year 2013.

Highlights (vs. prior year quarter and full year where applicable):

•                  Net sales increased 21.8% to $211.5 million for the quarter and 14.4% to $725.0 million for the year

•                  Net income increased 96.6% to $18.8 million for the quarter due in part to a loss on extinguishment of debt experienced in the prior year quarter

•                  Net income decreased 11.7% to $52.3 million for the year primarily due to 2013 loss on extinguishment of debt and acquisition related transaction costs of $23.9 million, net of tax

•                  Adjusted net income* increased 21.8% to $20.7 million for the quarter and 14.3% to $76.3 million for the year

•                  Diluted earnings per share increased 94.4% to $0.35 for the quarter and decreased 18.3% to $0.98 for the year

•                  Adjusted diluted earnings per share* increased 21.9% to $0.39 for the quarter and 5.9% to $1.43 for the year

•                  Adjusted EBITDA* increased 13.7% to $50.0 million for the quarter and 8.9% to $184.0 million for the year

•                  The Company expects to deliver 2014 adjusted EBITDA of $198.0 million to $203.0 million

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “2013 was an exciting and dynamic year for our Company.  We completed three strategic acquisitions during the year and once again set Company records in net sales, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA.  Despite industry wide volume weakness, our base business remained relatively stable, with net sales declining less than one percent for the year, while acquisitions brought overall net sales growth for the year to a 14.4% increase.”

Financial Results for the Fourth Quarter of 2013

Net sales for the fourth quarter of 2013 increased 21.8% to $211.5 million from $173.7 million for the fourth quarter of 2012.  Net sales of Pirate Brands, which B&G Foods acquired in July 2013, contributed $16.0 million to the overall increase, net sales of the Rickland Orchards brand, acquired in October 2013, contributed $12.9 million to the overall increase, net sales of the TrueNorth brand, acquired in May 2013,

*           Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA to the most comparable GAAP financial measures.

contributed $4.5 million to the overall increase and October 2013 net sales of the New York Style and Old London brands, acquired at the end of October 2012, contributed $2.9 million to the overall increase.  Net sales for B&G Foods’ base business increased $1.5 million, or 0.9%, attributable to a unit volume increase of $4.3 million offset by a net price decrease of $2.8 million.

Gross profit for the fourth quarter of 2013 increased 12.9% to $67.1 million from $59.5 million in the fourth quarter of 2012.  Gross profit expressed as a percentage of net sales decreased 2.5 percentage points to 31.7% for the fourth quarter of 2013 from 34.2% in the fourth quarter of 2012, primarily attributable to a net price decrease of $2.8 million, a sales mix shift to lower margin products and an increase in distribution costs.  Operating income increased 6.7% to $39.9 million for the fourth quarter of 2013, from $37.4 million in the fourth quarter of 2012.

Selling, general and administrative expenses increased $3.9 million, or 19.7%, to $23.9 million for the fourth quarter of 2013 from $20.0 million for the fourth quarter of 2012.  This increase was primarily due to increases in consumer marketing of $1.5 million, selling expenses of $1.2 million (including increases of $0.7 million for salesperson compensation and $0.4 million for brokerage expenses), acquisition-related transaction costs of $1.8 million and warehousing expenses of $1.1 million, partially offset by a $1.5 million gain relating to a legal settlement and a decrease in all other expenses of $0.2 million.

Net interest expense for the fourth quarter of 2013 decreased $0.9 million or 7.6% to $10.9 million from $11.8 million for the fourth quarter of 2012.  The decrease in net interest expense in the fourth quarter of 2013 was primarily attributable to the refinancing of the Company’s long-term debt during the second quarter of 2013, including the issuance of 4.625% senior notes, the repurchase of 7.625% senior notes, and the repayment of tranche B term loans.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $18.8 million, or $0.35 per diluted share, for the fourth quarter of 2013, as compared to reported net income of $9.6 million, or $0.18 per diluted share, for the fourth quarter of 2012.  The Company’s adjusted net income for the fourth quarter of 2013, which excludes the after tax impact of acquisition-related transaction costs, was $20.7 million, or $0.39 per adjusted diluted share.  The Company’s adjusted net income for the fourth quarter of 2012, which excludes the after tax impact of loss on extinguishment of debt and acquisition-related transaction costs, was $17.0 million, or $0.32 per adjusted diluted share.

For the fourth quarter of 2013, adjusted EBITDA, which excludes the impact of acquisition-related transaction costs, increased 13.7% to $50.0 million from $44.0 million for the fourth quarter of 2012.

Financial Results for Full-Year 2013

Net sales for fiscal 2013 increased 14.4% to $725.0 million from $633.8 million for fiscal 2012.  An additional ten months of net sales of the New York Style and Old London brands contributed $36.5 million to the overall increase, net sales of Pirate Brands, contributed $32.6 million to the overall increase, net sales of the TrueNorth brand contributed $13.0 million to the overall increase and net sales of the Rickland Orchards brand contributed $12.9 million to the overall increase.  Net sales for the Company’s base business decreased $3.8 million, or 0.6%, attributable to a net price decrease of $6.7 million partially offset by a unit volume increase of $2.9 million.

Gross profit for fiscal 2013 increased 8.8% to $242.9 million from $223.3 million in fiscal 2012.  Gross profit expressed as a percentage of net sales decreased 1.7 percentage points to 33.5% for fiscal 2013 from 35.2% in fiscal 2012.  The decrease in gross profit expressed as a percentage of net sales was primarily attributable to a net price decrease of $6.7 million, a sales mix shift to lower margin products and an increase in distribution costs.  Operating income increased 3.3% to $154.0 million for fiscal 2013, from $149.0 million in fiscal 2012.

Selling, general and administrative expenses increased $12.8 million, or 19.4%, to $79.0 million in fiscal 2013 from $66.2 million in fiscal 2012.  The increase is primarily due to increases in consumer marketing of $4.3 million, selling expenses of $3.5 million (including increases of $1.9 million for salesperson compensation and $1.2 million for brokerage expenses), acquisition-related transaction costs of $4.8 million and warehousing expenses of $1.9 million, partially offset by a $1.5 million gain relating to a legal settlement and a decrease in all other expenses of $0.2 million.

Net interest expense for fiscal 2013 decreased $5.9 million or 12.3% to $41.8 million from $47.7 million in fiscal 2012.  The decrease in net interest expense in fiscal 2013 was primarily attributable to the refinancing of the Company’s long-term debt during the second quarter of 2013.

After taking into account $23.9 million of after tax charges relating to loss on extinguishment of debt and acquisition-related transaction costs, the Company’s reported net income under U.S. GAAP was $52.3 million, or $0.98 per diluted share, for fiscal 2013, as compared to reported net income of $59.3 million, or $1.20 per diluted share, for fiscal 2012.  The Company’s adjusted net income for fiscal 2013, which excludes the after tax impact of loss on extinguishment of debt and acquisition-related transaction costs, was $76.3 million, and adjusted diluted earnings per share was $1.43. The Company’s adjusted net income for fiscal 2012, which excludes the after tax impact of loss on extinguishment of debt and acquisition-related transaction costs, was $66.7 million, and adjusted diluted earnings per share was $1.35.

Adjusted EBITDA, which excludes acquisition-related transaction costs, increased 8.9% to $184.0 million in fiscal 2013 from $169.0 million for fiscal 2012.

Guidance

Adjusted EBITDA for fiscal 2014 is expected to be approximately $198.0 million to $203.0 million.  Capital expenditures for fiscal 2014 are expected to increase to approximately $20.0 million as the result of the planned installation of additional production lines in the Company’s Yadkinville, North Carolina facility to improve efficiency and manufacturing capacity.  Cash interest expense for fiscal 2014 is expected to be approximately $38.5 million.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, February 12, 2014.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 471-3840 for U.S. callers or (719) 325-2161 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 7113672. The replay will be available from February 12, 2014 through February 26, 2014.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for acquisition-related transaction costs, which include outside fees and expenses, contingent consideration expense and restructuring and consolidation costs of acquisitions) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of acquisition-related transaction costs and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the fourth quarter and full year of fiscal 2013 and 2012, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ adjusted EBITDA, capital expenditures and cash interest expense expectations for fiscal 2014.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 28, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$4,107	$19,219
Trade accounts receivable, less allowance for doubtful accounts and discounts of $1,081 and $831 in 2013 and 2012, respectively	62,763	43,357
Inventories	101,251	89,757
Prepaid expenses and other current assets	8,079	5,326
Income tax receivable	3,422	4,262
Deferred income taxes	2,115	2,175
Total current assets	181,737	164,096

Property, plant and equipment, net	110,374	104,746
Goodwill	319,292	267,940
Other intangibles, net	844,141	637,196
Other assets	28,799	17,990
Total assets	$1,484,343	$1,191,968

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$42,638	$25,050
Accrued expenses	19,189	23,610
Current portion of long-term debt	26,250	40,375
Dividends payable	17,637	15,243
Total current liabilities	105,714	104,278

Long-term debt	844,635	597,314
Other liabilities	8,692	8,038
Deferred income taxes	146,939	121,163
Total liabilities	1,105,980	830,793
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 53,445,910 and 52,560,765 issued and outstanding as of December 28, 2013 and December 29, 2012, respectively	534	526
Additional paid-in capital	183,113	226,900
Accumulated other comprehensive loss	(2,471)	(11,095)
Retained earnings	197,187	144,844
Total stockholders’ equity	378,363	361,175
Total liabilities and stockholders’ equity	$1,484,343	$1,191,968

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Net sales	$211,547	$173,706	$724,973	$633,812
Cost of goods sold	144,399	114,223	482,050	410,469
Gross profit	67,148	59,483	242,923	223,343

Operating expenses:
Selling, general and administrative expenses	23,946	20,006	79,043	66,212
Amortization expense	3,276	2,059	9,884	8,126
Operating income	39,926	37,418	153,996	149,005

Other expenses:
Interest expense, net	10,913	11,815	41,813	47,660
Loss on extinguishment of debt	—	10,431	31,291	10,431
Income before income tax expense	29,013	15,172	80,892	90,914
Income tax expense	10,221	5,613	28,549	31,654
Net income	$18,792	$9,559	$52,343	$59,260

Weighted average shares outstanding:
Basic	53,398	52,154	52,998	49,239
Diluted	53,660	52,602	53,182	49,557

Earnings per share:
Basic	$0.35	$0.18	$0.99	$1.20
Diluted	$0.35	$0.18	$0.98	$1.20

Cash dividends declared per share	$0.33	$0.29	$1.23	$1.10

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by

Operating Activities

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Net income	$18,792	$9,559	$52,343	$59,260
Income tax expense	10,221	5,613	28,549	31,654
Interest expense, net	10,913	11,815	41,813	47,660
Depreciation and amortization	7,075	5,410	24,077	18,853
Loss on extinguishment of debt (1)	—	10,431	31,291	10,431
EBITDA (2)	47,001	42,828	178,073	167,858
Acquisition-related transaction costs	2,999	1,159	5,932	1,159
Adjusted EBITDA (2)	50,000	43,987	184,005	169,017
Income tax expense	(10,221)	(5,613)	(28,549)	(31,654)
Interest expense, net	(10,913)	(11,815)	(41,813)	(47,660)
Deferred income taxes	8,737	4,328	20,800	15,295
Amortization of deferred financing costs and bond discount	1,082	1,257	4,400	5,028
Acquisition-related transaction costs	(2,999)	(1,159)	(5,932)	(1,159)
Share-based compensation expense	666	877	3,935	3,777
Excess tax benefits from share-based compensation	—	—	(4,192)	(8,031)
Acquisition-related contingent consideration expense, including interest accretion	208	—	208	—
Changes in assets and liabilities, net of effects of business combinations	9,457	15,170	(17,952)	(4,085)
Net cash provided by operating activities	$46,017	$47,032	$114,910	$100,528

(1)                 Fiscal 2013 loss on extinguishment of debt includes costs relating to our repurchase of $248.5 million aggregate principal amount of 7.625% senior notes and our repayment of $222.2 million aggregate principal amount of tranche B term loans, including the repurchase premium and other expenses of $20.2 million, the write-off of deferred debt financing costs of $8.3 million and the write-off of unamortized discount of $2.8 million. Fourth quarter and full year fiscal 2012 loss on extinguishment of debt includes costs relating to our partial redemption of $101.5 million aggregate principal amount of 7.625% senior notes, including the repurchase premium and other expenses of $7.7 million, the write-off of deferred debt financing costs of $1.5 million and the write-off of unamortized discount of $0.5 million.  Loss on extinguishment during the fourth quarter and full year fiscal 2012 also includes costs related to the amendment and restatement of our credit agreement, including the write-off of deferred debt financing costs of $0.4 million, unamortized discount of $0.1 million and other expenses of $0.2 million.

(2)                 EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for acquisition-related transaction costs, which include outside fees and expenses, contingent consideration expense and restructuring and consolidation costs of acquisitions.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt and acquisition-related transaction costs because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related transaction costs and income taxes. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Reported net income	$18,792	$9,559	$52,343	$59,260
Loss on extinguishment of debt, net of tax(1)	—	6,707	20,120	6,707
Acquisition-related transaction costs, net of tax	1,928	745	3,814	745
Adjusted net income	$20,720	$17,011	$76,277	$66,712
Adjusted diluted earnings per share	$0.39	$0.32	$1.43	$1.35

(1)         Loss on extinguishment of debt for the full-year 2013 includes costs relating to our repurchase of $248.5 million aggregate principal amount of 7.625% senior notes and our repayment of $222.2 million aggregate principal amount of tranche B term loans, including the repurchase premium and other expenses of $20.2 million, the write-off of deferred debt financing costs of $8.3 million and the write-off of unamortized discount of $2.8 million. Loss on extinguishment of debt for the fourth quarter and full-year fiscal 2012 includes costs relating to our partial redemption of $101.5 million aggregate principal amount of our 7.625% senior notes, including the repurchase premium and other expenses of $7.7 million, the write-off of deferred debt financing costs of $1.5 million and the write-off of unamortized discount of $0.5 million.  Loss on extinguishment during fiscal 2012 also includes costs related to the amendment and restatement of our credit agreement, including the write-off of deferred debt financing costs of $0.4 million, unamortized discount of $0.1 million and other expenses of $0.2 million.